INTERDIGITAL REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

13% year-over-year revenue growth drives 118% increase in earnings per share

WILMINGTON, DE. - February 18, 2021 - InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2020.
Fourth Quarter 2020 Financial Highlights
•Recurring revenue was $89.1 million, compared to $77.5 million in fourth quarter 2019, a 15% year-over-year increase, which was driven by six new patent license agreements signed during 2020. Total revenue was $90.8 million, compared to $102.2 million in fourth quarter 2019, which is attributable to past sales from deals signed in fourth quarter 2019.
•Operating expenses were $87.7 million, compared to $76.9 million in fourth quarter 2019, due to one-time charges of approximately $10.0 million, primarily related to a non-cash charge for on-going patent portfolio management.
•Operating income was $3.1 million, compared to $25.3 million in fourth quarter 2019.
•Net loss1 was $1.4 million, or $(0.04) per diluted share compared to net income1 of $13.8 million, or $0.44 per diluted share, in fourth quarter 2019.
•The company recorded $19.3 million of cash provided by operating activities, compared to $17.5 million in the same quarter last year.
•The company generated $10.4 million of free cash flow in fourth quarter 2020, compared to free cash flow2 of $8.7 million generated in fourth quarter 2019. The increase was primarily driven by timing of collections under fixed-fee agreements. Ending cash and short-term investments totaled $926.6 million.
Full Year 2020 Financial Highlights
•Recurring revenue was $336.8 million, compared to $298.2 million for full year 2019, a 13% year-over-year increase. This increase was driven by new licensing activity. Total revenue was $359.0 million, compared to $318.9 million for full year 2019, a 13% year-over-year increase.
•Operating expenses were $303.8 million, compared to $281.1 million for full year 2019. Full year 2020 operating expenses included one-time charges incurred in initiatives designed to drive ongoing cost savings.
•Operating income was $55.2 million, compared to $37.8 million in full year 2019, a 46% increase year-over-year.
•The current year tax benefit was driven by discrete benefits of $20.9 million that primarily relate to the expected amendment of a prior year tax return, as well as the reversal of a tax reserve.
•Net income1 was $44.8 million, compared to $20.9 million, an increase of 114% year-over-year. Earnings per share was $1.44 per diluted share compared to $0.66 per diluted share, an increase of 118% year-over-year.
•The company recorded $163.5 million of cash provided by operating activities, compared to $89.4 million provided by operating activities for full year 2019. The company generated $121.1 million of free cash flow2 in full year 2020, compared to $51.4 million for full year 2019. In each period, free cash flow was largely driven by cash receipts from patent license agreements, a portion of which relates to future periods.

“Despite uncertain macroeconomic conditions, we successfully executed on our strategy and signed numerous license agreements, which delivered very strong year-over-year growth for revenue and earnings, noted William J. Merritt, President and CEO of InterDigital. “We enter 2021 with strong licensing momentum and remain confident in our long-term opportunities as we diligently pursue agreements with remaining unlicensed companies in the handset and consumer electronics business.”
“Our performance continues to show the incredible operating leverage in our model, which saw a 13% increase year-over-year in total revenue drive a 46% increase in year-over-year operating income, and a 118% year-over-year increase in earnings per share,” said Richard Brezski, CFO of InterDigital.

Conference Call Information
InterDigital will host a conference call on Thursday, February 18th, 2021 at 10:00 a.m. ET to discuss its fourth quarter and full year 2020 financial performance and other company matters.
For a live Internet webcast of the conference call, visit http://www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference call, dial +1 (800) 367-2403 within the United States and Canada or +1 (334) 777-6978 from outside the United States. Please call by 9:50 a.m. ET on February 18th and give the operator conference ID number 5906102.
An Internet replay of the conference call will be available on InterDigital’s website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET February 18th through 1:00 p.m. ET February 23rd. To access the recorded replay call, dial +1 (888) 203-1112 or +1 (719) 457-0820 and use the replay code 5906102.
About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that we will continue to be able to execute strongly on our business during the ongoing COVID-19 pandemic. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “see,” and variations of any such words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or accelerations in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with our roadmap; (v) our ability to commercialize our technologies and enter into customer agreements; (vi) the failure of the markets for our current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of our technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the Tax Reform Act, as well as further guidance that may be issued regarding the Tax Reform Act; (ix) failure to accurately forecast the long-term value and costs of the Technicolor business or of certain assets acquired in the transaction; (x) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (xi) changes or inaccuracies in market projections; (xii) the potential effects that the ongoing COVID-19 pandemic and/or corresponding macroeconomic uncertainty could have on our financial position, results of operations and cash flows; and (xiii) changes in our business strategy.

We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share (“EPS”) are attributable to InterDigital, Inc. (e.g., after adjustments for non-controlling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
REVENUES:
Variable patent royalty revenue	$8,667	$7,871	$26,587	$30,428
Fixed-fee royalty revenue	77,438	66,876	298,461	257,221
Current patent royalties	86,105	74,747	325,048	287,649
Non-current patent royalties	1,121	24,690	21,582	19,782
Total patent royalties	87,226	99,437	346,630	307,431
Patent sales	600	—	600	975
Current technology solutions revenue	2,964	2,724	11,761	10,518
	$90,790	$102,161	$358,991	$318,924
OPERATING EXPENSES:
Patent administration and licensing	51,011	46,744	170,178	154,940
Development	22,891	18,832	84,646	74,860
Selling, general and administrative	13,748	11,289	48,999	51,289
	87,650	76,865	303,823	281,089
Income from operations	3,140	25,296	55,168	37,835
INTEREST EXPENSE	(9,918)	(10,650)	(40,799)	(40,955)
OTHER INCOME, NET	3,118	5,290	16,924	29,062
Income (loss) before income taxes	(3,660)	19,936	31,293	25,942
INCOME TAX PROVISION (BENEFIT)	769	(7,984)	6,648	(10,991)
NET INCOME (LOSS)	$(2,891)	$11,952	$37,941	$14,951
Net loss attributable to noncontrolling interest	(1,541)	(1,802)	(6,860)	(5,977)
NET INCOME (LOSS) ATTRIBUTABLE TO INTERDIGITAL, INC.	$(1,350)	$13,754	$44,801	$20,928
NET INCOME (LOSS) PER COMMON SHARE — BASIC	$(0.04)	$0.44	$1.46	$0.66
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	30,808	30,919	30,776	31,546
NET INCOME (LOSS) PER COMMON SHARE — DILUTED	$(0.04)	$0.44	$1.44	$0.66
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	30,808	31,118	31,058	31,785
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35	$1.40	$1.40

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Income (loss) before income taxes	$(3,660)	$19,936	$31,293	$25,942
Taxes paid	(8,022)	(7,746)	(26,233)	(24,229)
Non-cash expenses	34,900	26,896	111,527	113,035
Change in deferred revenue	(28,669)	(8,624)	24,397	(7,749)
Increase (decrease) in operating working capital, deferred charges and other	24,706	(13,005)	22,483	(17,566)
Capital spending and capitalized patent costs	(8,807)	(8,805)	(42,408)	(37,990)
FREE CASH FLOW	10,448	8,652	121,059	51,443

Net proceeds from change in long-term investments	25	(350)	4,285	(350)
Proceeds from noncontrolling interests	5,333	5,333	5,333	15,666
Proceeds from sale of business	910	—	910	10,000
Dividends paid	(10,782)	(10,897)	(43,072)	(44,580)
Taxes withheld upon vesting of restricted stock units	(216)	(52)	(1,751)	(4,368)
Repurchase of common stock	—	(25,000)	(349)	(196,269)
Net proceeds from exercise of stock options	100	—	1,892	2
Payments on long-term debt	—	—	(94,909)	(221,091)
Proceeds from issuance of convertible senior notes	—	—	—	400,000
Purchase of convertible bond hedge	—	—	—	(72,000)
Payment for warrant unwind	—	—	—	(4,184)
Prepayment penalty on long-term debt	—	—	—	(10,763)
Proceeds from hedge unwind	—	—	—	9,038
Proceeds from issuance of warrants	—	—	—	47,600
Payments of debt issuance costs	—	—	—	(8,375)
Unrealized gain on short-term investments	153	684	1,136	5,076
NET INCREASE (DECREASE) IN CASH, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$5,971	$(21,630)	$(5,466)	$(23,155)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	DECEMBER 31, 2020	DECEMBER 31, 2019
ASSETS
Cash & short-term investments	$926,647	$924,695
Accounts receivable (net)	16,008	28,272
Other current assets	84,224	63,365
Property & equipment and patents (net)	434,973	446,556
Other long-term assets (net)	154,423	149,194
TOTAL ASSETS	$1,616,275	$1,612,082

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$94,170
Accounts payable, accrued liabilities, taxes payable & dividends payable	75,827	64,734
Current deferred revenue	219,935	146,654
Long-term deferred revenue	108,069	123,653
Long-term debt & other long-term liabilities	415,878	396,590
TOTAL LIABILITIES	819,709	825,801
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	773,369	761,557
Noncontrolling interest	23,197	24,724
TOTAL EQUITY	796,566	786,281
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,616,275	$1,612,082

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$19,255	$17,457	$163,467	$89,433
Purchases of property, equipment, & technology licenses	(1,918)	(1,447)	(11,793)	(4,509)
Capitalized patent costs	(6,889)	(7,358)	(30,615)	(33,481)
Free cash flow	$10,448	$8,652	$121,059	$51,443

CONTACT:	InterDigital, Inc.:
Tiziana Figliolia
tiziana.figliolia@interdigital.com
+1 (302) 300-1857